Exhibit 99.1

Press Release dated September 17,2021

September 17,2021

Regarding a series of media reports on automobile production cuts due to semiconductor shortages and their impact on our business

For the past few days various news organizations have been reporting that the shortage of semiconductors, which has been continuing since last year, has caused automakers to revise their new car production plans downward due to the shortage of parts. We have received an increasing number of inquiries about the negative impact on our business in response to these questions. We would like to explain our current understanding.

As disclosed in the "Notice Concerning Revision of Earnings Forecast" dated August 24, 2021, the demand from our customers in the second half of the fiscal year ending December 31, 2021 has increased compared to the first half. In fact, during the second half of the fiscal year ending December 31, 2021, our market share in the market for semiconductor products for automotive cameras has been expanding. Therefore, as disclosed in the "Notice of Revision of Earnings Forecast" dated August 24, 2021, we are forecasting a solid performance.

Of our revenue from automotive semiconductor products, the proportion of aftermarket (optional) products has been greater. However, new design-wins and migration to volume production of both “before-market” (genuine or official) products and aftermarket products are progressing, resulting in increased demand and increased market share.

In addition, although semiconductor production capacity is tightening worldwide, we have secured more than enough capacity to produce the semiconductors we plan to produce in the fiscal year ending December 31, 2021.

Based on the above, we disclosed the "Notice of Revision of Earnings Forecast" on August 24, 2021, and upwardly revised our consolidated earnings forecast for the full year ending December 31, 2021. We do not foresee any circumstances at present that require a downward revision of this earnings forecast.